Exhibit 5.7

[Letterhead of Sullivan & Cromwell LLP]

February 10, 2023

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

United States of America

Diebold Nixdorf, Incorporated — Registered Exchange Offer

Ladies and Gentlemen:

We have acted as legal advisor to Diebold Nixdorf, Incorporated, an Ohio corporation (the “Issuer”) with respect to the laws of the Federal Republic of Germany (“Germany”) in connection with the offer for any and all of the Issuer’s outstanding 8.500% Senior Notes due 2024 (the “Outstanding 2024 Securities”) in exchange for consideration consisting of (A) newly issued debt securities of the Issuer and (B) warrants to purchase a number of shares of common stock of the Issuer, guaranteed by certain subsidiaries of the Issuer (including Diebold Nixdorf Holding Germany GmbH, Wincor Nixdorf International GmbH, Diebold Nixdorf Systems GmbH, Diebold Nixdorf Deutschland GmbH, Diebold Nixdorf Logistics GmbH, Diebold Nixdorf Global Logistics GmbH, Wincor Nixdorf Facility GmbH, Diebold Nixdorf Business Administration Center GmbH, IP Management GmbH, Diebold Nixdorf Vermögensverwaltungs GmbH, Diebold Nixdorf Security GmbH, Diebold Nixdorf Operations GmbH and Diebold Nixdorf Finance Germany GmbH (together the “German GmbH Guarantors”) and Diebold Nixdorf Real Estate GmbH & Co. KG (the “German KG Guarantor”, and together with the German GmbH Guarantors, the “German Guarantors”)) (the “Registered Exchange Offer”). The terms and conditions of the Registered Exchange Offer are set forth in the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on February 10, 2023 (the “Registration Statement”).

As German counsel to Diebold Nixdorf, Incorporated, we examined the following documents (together the “Opinion Documents”):

(A)	Electronic excerpts from the commercial register (Handelsregister) relating to each of the German Guarantors dated February 10, 2023;

(B)

Copies of the articles of association (Gesellschaftsverträge) of (i) Diebold Nixdorf Holding Germany GmbH dated May 5, 2020, (ii) Wincor Nixdorf International GmbH dated May 19, 2017, (iii) Diebold Nixdorf Systems GmbH dated July 26, 2018, (iv) Diebold Nixdorf Deutschland GmbH dated July 26, 2018, (v) Diebold Nixdorf Logistics GmbH dated May 19, 2017, (vi) Diebold Nixdorf Global Logistics GmbH dated June 8, 2017, (vii) Wincor Nixdorf Facility GmbH dated June 8, 2017, (viii) Diebold Nixdorf Business

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Administration Center GmbH dated May 19, 2017, (ix) IP Management GmbH dated May 19, 2017, (x) Diebold Nixdorf Vermögensverwaltungs GmbH dated August 27, 2021, (xi) Diebold Nixdorf Security GmbH dated November 26, 2020, (xii) Diebold Nixdorf Operations GmbH dated September 24, 2019 and (xiii) Diebold Nixdorf Finance Germany GmbH dated May 20, 2021;

(C)	A copy of the partnership agreement of the German KG Guarantor dated July 4, 2017;

(D)

Copies of the shareholder lists (Gesellschafterlisten) of (i) Diebold Nixdorf Holding Germany GmbH dated May 5, 2020, (ii) Wincor Nixdorf International GmbH dated June 18, 2020, (iii) Diebold Nixdorf Systems GmbH dated August 30, 2018, (iv) Diebold Nixdorf Deutschland GmbH dated October 29, 2018, (v) Diebold Nixdorf Logistics GmbH dated July 22, 2019, (vi) Diebold Nixdorf Global Logistics GmbH dated November 28, 2019, (vii) Wincor Nixdorf Facility GmbH dated November 14, 2022, (viii) Diebold Nixdorf Business Administration Center GmbH dated March 31, 2021, (ix) IP Management GmbH dated August 29, 2014, (x) Diebold Nixdorf Vermögensverwaltungs GmbH dated June 17, 2022, (xi) Diebold Nixdorf Security GmbH dated November 14, 2022, (xii) Diebold Nixdorf Operations GmbH dated November 24, 2014 and (xiii) Diebold Nixdorf Finance Germany GmbH dated May 21, 2021;

(E)

Copies of the shareholder resolutions (Gesellschafterbeschlüsse) of each of the German GmbH Guarantors (i) dated November 21, 2022 relating to, inter alia, the 2026 Notes Indenture (as defined below) and (ii) dated February 8 and February 9, 2023 relating to the Registered Exchange Offer and the 2026 Notes Supplemental Indenture;

(F)

Copies of the partnership resolutions (Gesellschafterbeschluss) of the German KG Guarantor (i) dated November 21, 2022 relating to, inter alia, the 2026 Notes Indenture (as defined below) and (ii) dated February 8 and February 9, 2023 relating to the Registered Exchange Offer and the 2026 Notes Supplemental Indenture;

(G)

A copy of the executed New York law governed Senior Secured PIK Toggle Notes Indenture dated December 29, 2022 between (i) the Issuer, (ii) U.S. Bank Trust Company, National Association as trustee, (iii) GLAS Americas LLC as notes collateral agent and (iv) the guarantors party thereto (including the German Guarantors) (the “2026 Notes Indenture”); and

(H)

The form of the New York law governed First Supplemental Indenture attached as an Exhibit to the Registration Statement, to be entered into by, among others, (i) the Issuer, (ii) U.S. Bank Trust Company, National Association as trustee, (iii) GLAS Americas LLC as notes collateral agent and (iv) the guarantors party thereto (including the German Guarantors), relating to the 2026 Notes Indenture (the “2026 Notes Supplemental Indenture”).

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In giving this opinion, we have assumed without any further verification that each document submitted to us as a copy corresponds to the respective original and that each of the documents examined by us is within the power of and has been validly authorized and, except for the 2026 Notes Supplemental Indenture, executed by the parties thereto (other than the German Guarantors). We have further assumed that all authorizations and resolutions (other than by or on behalf of the German Guarantors) have been validly issued or taken.

Further and more specifically, we have assumed without further inquiry:

(a)	the authenticity and completeness of all documents submitted to us whether as originals or as copies;

(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;

(c)

that the parties (other than the German Guarantors) that have executed the 2026 Notes Indenture are duly incorporated, validly existing and, where applicable, in good standing under any applicable laws, are effectively administered in the jurisdiction of their incorporation and have the requisite power to participate in the transactions considered in the 2026 Notes Indenture;

(d)	that nothing in this letter is affected by the provisions of any law or regulation other than the laws of Germany or by any documents other than the Opinion Documents;

(e)

that the Opinion Documents are true, accurate and complete as of their respective dates and have not been altered since that date until the date hereof and that no changes to the facts related therein have occurred between the date of such Opinion Documents and the date hereof;

(f)	the correctness and completeness of all statements, representations and assumptions as to matters of fact expressed in the Opinion Documents;

(g)	that none of the Opinion Documents has been revoked, rescinded, repealed, terminated (whether as a whole or in part), amended or supplemented;

(h)

that no shareholder or partnership resolution directly or indirectly has been rescinded, amended, supplemented or otherwise modified (whether in whole or in part) and that no further shareholder or partnership resolutions have been adopted that would affect the opinions rendered herein;

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(i)

that the 2026 Notes Indenture constitutes legal, valid and binding obligations of each of the parties thereto that are enforceable, also in case of insolvency, under all applicable laws other than German law;

(j)

that all individuals who have executed or, in case of the resolutions, passed and delivered on behalf of the parties thereto any of the Opinion Documents have and had at all relevant times (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective parties (other than the German Guarantors), in executing and delivering the Opinion Documents;

(k)

that the 2026 Notes Indenture has been entered into bona fide and at arm’s length by the parties thereto and that the decision of any party to enter into the 2026 Notes Indenture has not been influenced by any relevant error (Erklärungsirrtum/Inhaltsirrtum) or other deficiency of state of mind and that the declaration of intention (Willenserklärung) arising out of such decision is (i) not void by reason of the fact that the person who rendered the declaration has made a mental reservation of not being in favor of the declaration made (geheimer Vorbehalt), (ii) not made only in pretence (Scheingeschäft) and (iii) seriously intended and is made in the expectation that it will be understood to be seriously intended (Ernstlichkeit);

(l)

that there are no arrangements of which we are not aware which modify or supersede any of the provisions of the Opinion Documents or which conflict with mandatory provisions of German law or public policy;

(m)

that when entering into the 2026 Notes Indenture and passing resolutions on the 2026 Notes Supplemental Indenture, respectively, on or prior to the date hereof, (i) none of the German Guarantors was or was deemed over-indebted (überschuldet), unable to pay its debts (zahlungsunfähig) or has stopped making payments (Zahlungseinstellung), or the inability to pay its debts was or is deemed to be imminent (drohende Zahlungsunfähigkeit) and (ii) no application for the initiation of insolvency or any other moratorium or bankruptcy procedures in relation to any of the German Guarantors has been made in any jurisdiction;

(n)

that when entering into the 2026 Notes Indenture and passing resolutions on the 2026 Notes Supplemental Indenture, respectively, on or prior to the date hereof, no insolvency or any other moratorium or bankruptcy procedures have been opened pursuant to and within the meaning of any applicable law and no decision has been made to wind up or dissolve any of the German Guarantors and none of the German Guarantors is otherwise wound up under any applicable law; and

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(o)

that no insolvency procedures against any of the German Guarantors have been rejected on the grounds of insufficiency of assets (Abweisung mangels Masse) by the relevant court on or prior to the date hereof.

Upon the basis of such examination and such assumptions, we advise you that, in our opinion:

1.

Each of the German GmbH Guarantors is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and validly existing under the laws of Germany and has the necessary corporate capacity and power to enter into and perform its rights and obligations under the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture.

2.

The German KG Guarantor is a limited liability partnership (Kommanditgesellschaft) incorporated and validly existing under the laws of Germany and has the necessary corporate capacity and power to enter into and perform its rights and obligations under the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture.

3.	The 2026 Notes Indenture and the 2026 Notes Supplemental Indenture have been duly authorized by all necessary corporate action on part of each of the German Guarantors.

4.	The 2026 Notes Indenture has been duly executed by the each of the German Guarantors.

The foregoing opinions are subject to the following qualifications:

(i)

The opinions expressed herein may be affected by the general defenses (Einwendungen und Einreden) available to obligors under German law (to the extent it applies) in respect of the validity and enforceability of contractual obligations, such as e.g. frustration (Unmöglichkeit), settlement (Erfüllung), set-off (Aufrechnung), estoppel (Verwirkung) and statutes of limitation (Verjährung).

(ii)

The obligations and their respective enforcement set out in the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture may be limited by and subject to all applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, debtor protection and other laws affecting the enforcement of creditors’ rights generally.

(iii)

The exercise and enforcement of rights under the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture in Germany, either directly or through enforcement of a foreign judgment or arbitral award, is subject to the procedural rules of the German Code of Civil Procedure (Zivilprozessordnung) and the German Insolvency Act (Insolvenzordnung) as well as related statutes.

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(iv)

a.

An indemnity, a security interest or a guarantee granted by a limited liability company (GmbH) or a limited partnership (Kommanditgesellschaft) with a limited liability company (GmbH) as general partner (Komplementär) (each a “Relevant Company”) for the benefit of any affiliated company (within the meaning of sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)) other than its direct or indirect subsidiaries (the “Affiliates”) to third party creditors (an “Up-Stream Security Interest or Indemnity”) may be held invalid pursuant to section 138 of the German Civil Code (Bürgerliches Gesetzbuch), and would therefore be unenforceable, if, at the time of the creation of the security interest, guarantee or indemnity,

i.

the enforcement of the security interest, guarantee or indemnity would cause the Relevant Company’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) net assets to fall below the amount of its stated capital (Stammkapital), and

ii.

the third party creditor and the Affiliates have acted in fraudulent conveyance (kollusives Zusammenwirken) to the detriment of the Relevant Company (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) or third party creditors of the Relevant Company.

According to the German Federal Supreme Court (Bundesgerichtshof), such fraudulent conveyance in particular exists when third party creditors are aware (or should have been aware) of an imminent insolvency or other material adverse financial condition of the Relevant Company (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) and intentionally (or acting with gross negligence) ignore such imminent insolvency or other material adverse financial condition of the Relevant Company (or, in the case of a German GmbH & Co. KG Guarantor, its general partner), resulting in a damage to the Relevant Company (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) or other third party creditors of the Relevant Company.

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b.

The permissibility of an Up-Stream Security Interest or Indemnity granted by a Relevant Company is further limited by section 15b para. 5 of the German Insolvency Code (Insolvenzordnung) pursuant to which the managing directors are personally liable for any payment to its shareholders which had to result in an illiquidity (Zahlungsunfähigkeit) of its company unless the managing directors could not have discovered this even if they applied the due care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsführers), and therefore the granting of an Up-Stream Security Interest or Indemnity giving the secured or indemnified parties access to an amount exceeding the amount which may be paid without causing an illiquidity of the company may be considered to be unlawful.

We do not express any opinion on the compliance of the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture with such rules. We however note that a breach of these rules by a representative of a Relevant Company may affect such representative’s powers to validly represent the Relevant Company if such breach was based on misuse of the representative’s powers (Missbrauch der Vertretungsmacht) and the other party’s awareness (or potential awareness) of such misuse.

(v)

The enforcement of rights with the help of a German court is subject to an advance of court fees and, if the petitioner is a foreign person domiciled outside the European Union, to the posting of a bond for statutory attorney’s fees incurred by the defendant.

(vi)

If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in the Germany by reason of Section 2(b) of Article VIII of the International Monetary Fund Agreement.

(vii)

A judgment for payment of money expressed in a currency other than Euro may be satisfied in Euro at the exchange rate prevailing at the time of payment unless the enforcement court resolves that performance in the judgment currency has been agreed.

(viii)

In case of payments to be made by a German resident to a non-German resident, a notification has to be made to the German Federal Central Bank (Deutsche Bundesbank) for statistical purposes pursuant to Sections 67 of the German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payer. Failure to comply may result in fines, but will not affect the validity and enforceability of documents.

(ix)	We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness or reasonableness of any statement contained in the Registration Statement.

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This letter is limited to matters of German law as presently in effect and without regard to any change that may come into effect after such date. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction. We were instructed not to review any accounting (Rechnungswesen), tax (Abgaben- und Steuerrecht) or regulatory (Aufsichtsrecht) matters and any reference to German law in this letter shall exclude the laws relating to such matters. We do not express or imply any opinion on the conformity of the 2026 Notes Indenture and the 2026 Notes Supplemental Indenture with German law.

This letter speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof. We are expressing no opinion as to the effect of the laws of any other jurisdiction. You may rely on the correctness of this letter only in connection with the 2026 Notes Indenture and the due authorization of entering into the 2026 Notes Supplemental Indenture.

This letter is furnished by us to you in our capacity as German counsel to Diebold Nixdorf, Incorporated. It is solely for your benefit, delivered only for the purpose of being included as an exhibit to the Registration Statement and may not be relied on by any other person. This letter may not be quoted, referred to, or furnished to any other person and may not be used in furtherance of any offer or sale of the securities mentioned herein and especially may not be quoted or referred to for this purpose, other than being included as an exhibit to the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP